Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries of Areti Web Innovations, Inc. (“Areti Web”) as of September 11, 2012:

1.

Alentus Corporation (“Alentus”) is a wholly owned subsidiary of Areti Web.  Alentus is incorporated in Edmonton, Canada and does business under its name as well as the name “Alentus Internet Services.”

2.

Web Site Source, Inc. (“Web Site Source”) is a wholly owned subsidiary of Areti Web.  Web Site Source is incorporated in Texas and does business under its name.

3.

Web Hosting Groups, Inc. (“Web Hosting Groups”) is a wholly owned subsidiary of Areti Web.  Web Hosting Groups is incorporated in Texas and does business under its name.

4.

SpeedFox, Inc. (“SpeedFox”) is a wholly owned subsidiary of Areti Web.  SpeedFox is incorporated in Texas and does business under its name.

5.

Web Hosting Groups Corporation (“Web Hosting”) is a wholly owned subsidiary of Areti Web.  Web Hosting is incorporated in Nevada and does business under its name.